Exhibit 99.1

UCP HIRES JAMES M. PIRRELLO AS CHIEF FINANCIAL OFFICER

SAN JOSE, California, (January 19, 2016) – UCP, Inc., (NYSE: UCP) today announced that James M. Pirrello has joined the company as its Chief Financial Officer, effective January 15, 2016. Mr. Pirrello brings over 30 years of financial and operating experience at public and large regional homebuilders. Mr. Pirrello will lead all aspects of UCP's finance, accounting, SEC reporting and capital markets functions, as part of UCP's executive management team. Mr. Pirrello succeeds William J. La Herran, who resigned as UCP's Chief Financial Officer, effective January 15, 2016. Mr. La Herran has agreed to assist UCP to facilitate the transition.

"We are pleased to welcome Jamie, who brings a wealth of diverse financial and operating experience across the homebuilding industry, to our company," stated Dustin Bogue, Chief Executive Officer of UCP. "Jamie joins us at a truly exciting time, as we continue to make meaningful progress towards unlocking significant value from our portfolio.  Jamie's proven track record of implementing and leading successful and disciplined financial operations is a solid match for our long term growth strategy. We look forward to his positive contributions as we enter new markets, open additional communities and grow our deliveries in the coming years."

Mr. Pirrello has significant executive leadership experience in the homebuilding industry. Mr. Pirrello's experience encompasses residential, commercial and multi-family construction, as well as land acquisition and development nationwide, in markets including California, Texas, Florida, Nevada and Washington, D.C.  Mr. Pirrello has significant capital markets experience, having negotiated over $3 billion of debt and equity financing, and has led over 20 merger and acquisition transactions. During his tenure as the Chief Financial Officer of public and large privately-owned homebuilders, Mr. Pirrello has had significant success implementing financial planning and analysis systems, recapitalizations and competitive growth strategies.

Mr. Pirrello has served in various leadership positions, in both financial and operating roles, at homebuilder and real estate related firms.  His experience includes tenures at Pulte Homes, NVR, First Homebuilders of Florida, The Fortress Group, BCB Homes and Sivage Homes.

Mr. Pirrello earned two MBAs, both with honors, from Columbia University and the University of California, Berkeley, along with an undergraduate degree in accounting from Juniata College.   He served on the Board of Trustees of Juniata College, where he was a member of the Executive Committee and chaired the Audit Committee.

Mr. Pirrello said, "I am thrilled to join the UCP team as the company continues to rapidly expand its operations. UCP has made immense strides to establish itself as a leader in its attractive homebuilding markets. As the homebuilding industry continues to strengthen as a result of strong employment growth, low interest rates and significant pent-up demand, it is a great time join UCP as the company capitalizes on the industry's resurgence.  I look forward to working with Dustin and the talented team at UCP as we execute on the company's long term growth strategy."

Dustin Bogue stated, "I would like to thank Will for his dedication to the expansion of our company during his 11 years with us.  On behalf of the entire UCP team, we wish him all the best in his future endeavors."

About UCP, Inc.
UCP is a homebuilder and land developer with land acquisition and entitlement expertise in California, Washington State, North Carolina, South Carolina and Tennessee. UCP designs, constructs and builds high-quality, sustainable single-family homes for a variety of lifestyles and budgets through its wholly-owned subsidiaries, Benchmark Communities, LLC. The Benchmark Communities brand is recognized by homebuyers for its high-quality construction and craftsmanship, cutting-edge home design and customer-centric service and warranty programs.

Investor Relations:
408-207-9499 Ext. 476
Investorrelations@unioncommunityllc.com

Media Relations:
Phil Denning/Jason Chudoba
Phil.denning@icrinc.com / Jason.chudoba@icrinc.com

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